Exhibit 99.1
For Immediate Release
October 5, 2009
Express-1 Expedited Solutions (XPO) Acquires LRG International Inc. to
Expand International Services to a Global Logistics Market
St. Joseph, MI — October 5, 2009 — Express-1 Expedited Solutions (XPO) a Saint Joseph, Michigan based leader in transportation logistics, is pleased to announce that it has completed the acquisition of LRG International Inc., an international forwarding company that specializes in ocean and air freight services. The acquisition will immediately expand the international scope of the XPO business mix. LRG will be rolled into the Company’s Concert Group Logistics (CGL) operations.
Commenting on the acquisition, the Company’s CEO, Michael Welch, said, “We are very excited about the acquisition of a company with the reputation of LRG. This acquisition is evidence that we are committed to advancing the size and capabilities of our CGL logistics network. LRG is a non-asset based International Freight Forwarder which will offer XPO strong growth.”
“This is an important acquisition for us. Adding LRG and its highly experienced team to CGL brings new strength to our customers who ship internationally,” said Gerry Post, president of CGL. “It enhances our service offering, expands our foreign network and strengthens our ocean and air capabilities enabling us to move upon the global frontier with strong resources and capabilities.”
The addition of LRG to CGL’s network will assist CGL in developing a logistics platform that allows for expansion into Europe, Asia and other major geographic regions throughout the world. Together CGL and LRG will combine their expertise to penetrate new markets and offer faster, safer and reliable logistics services to new and existing customers.
“Becoming part of a recognized industry leader like XPO is a special opportunity for LRG, its customers and business partners worldwide,” said Henrik Jorgensen, president of LRG. “Our knowledge and experience in handling and shipping both imports and exports will be a strong asset to XPO’s global logistics and transportation portfolio. We are extremely excited to partner with such a dynamic organization that places a high priority on employee and customer satisfaction.”
With LRG’s international freight expertise, CGL’s leading-edge technological capabilities, and their mutual focus on customer satisfaction, both organizations expect immediate results. They now have the tools necessary to grow quickly both domestically and internationally and the ability to better manage all of their processes — especially international shipping — from origin through destination.
“I am excited for CGL to be working side-by-side with an organization that shares the same vision of taking transportation services to the next level,” said Post. “Speaking on behalf of the entire CGL team, we are pleased to be a part of this strategic partnership and look forward to growing and expanding our opportunities together.”

About Express-1 Expedited Solutions
Express-1 Expedited Solutions, Inc. is a non-asset based services organization focused on premium transportation through its business segments, Express-1, Inc. (Buchanan, Michigan), Concert Group Logistics, Inc. (CGL) (Downers Grove, Illinois), and Bounce Logistics, Inc. (South Bend, Indiana). These segments are focused on premium services that include: same-day, time—sensitive transportation as well as domestic and international freight forwarding. Serving more than 2,000 customers, the Company’s premium transportation offerings are provided through one of four operations centers; Buchanan, Michigan; South Bend, Indiana; Downers Grove, Illinois and Rochester Hills, Michigan. The operations are handled by experienced inside sales staff using the latest in operational software. The Company services customers throughout the lower 48 states and portions of Canada and Mexico. The Company’s operating model can be described as non-asset or asset light, as independent contractors and capacity obtained through brokerage agreements fulfill the trucking services for most of its shipments. Express-1 Expedited Solutions, Inc. is publicly traded on the NYSE AMEX Equities Exchange (formerly AMEX) under the symbol XPO. For more information about the Company, visit www.express-1.com.
For More Information Contact:
Mike Welch
Mike.Welch@Express-1.com
269-429-9761